Exhibit 99.17

CONTACT:

George Relan

Director of Corporate Relations

grelan@mechtech.com

518.533.2200

MTI REPORTS FOURTH QUARTER

AND YEAR END 2003 RESULTS

- Sets 2004 Milestones for Micro Fuel Cell Commercialization -

Albany, N.Y., March 10, 2004 -- Mechanical Technology Inc. (NASDAQ: MKTY) today reports financial results for its calendar year and fourth quarter ended

December 31, 2003.

Mechanical Technology (MTI) will host a conference call and web cast today at 10:30 a.m. (ET). The dial-in phone number for the conference call is (913) 981-5519.  There will be a simultaneous web cast which can be heard by logging onto MTI's website at http://www.mechtech.com. A replay of the conference call will be available within 24 hours on the website or via phone by dialing (719) 457-0820 and, when prompted, entering pin code number 601041.

Recent Events

MTI has built its consolidated cash position to over $23 million - with the potential for an additional $8 million investment in the next several months and a potential follow-on investment of up to $18 million prior to the end of 2006. MTI plans to use this funding primarily to support the commercialization of direct methanol fuel cells (DMFCs) at the Company's subsidiary, MTI MicroFuel Cells Inc (MTI Micro).  Cash used in operations and capital expenditures are projected to average about $1.5 million per month during 2004.

"Because of MTI Micro's progress and its consistent record of meeting its milestones, the Board of MTI secured sufficient capital to assure that MTI Micro would have the financial resources to bring its technology to the marketplace," said Dale W. Church, Chairman and Chief Executive Officer of MTI and Chairman of MTI Micro. "We believe our resources should support MTI Micro's efforts not only through its scheduled first product introduction at the end of 2004 but should also provide for the development of additional products."

Micro Fuel Cell Milestones

MTI Micro also announced the following milestones for 2004:

    Manufacturing - to announce a lead manufacturing partner by the end of the second quarter;
    Military markets - to deliver next generation DMFC military prototypes to Harris Corporation in April 2004, as part of an agreement to advance the joint development of DMFC systems for portable military communications equipment;
    Consumer markets -to demonstrate by the end of the second quarter, the first technology demonstration DMFC prototype - no more than 40cc in volume - showing size reductions to target the consumer electronics market.; and
    Industrial markets - to deliver MTI's Micro's first DMFC product to Intermec Technologies by the end of 2004.

"With our financial resources and our product-focused milestones, we are getting ready to enter the market with the first in a series of products that we believe will put MTI Micro at the center of the wireless world of the future." said Dr. William P. Acker, President and Chief Executive Officer of MTI Micro.

Fourth Quarter Financial Results

For the three months ended December 31, 2003, the Company reported a net loss of $1.033 million, or $(0.04) per diluted share, on revenues of $2.132 million.  Revenue included $1.243 million in product revenues generated by the Company's subsidiary, MTI Instruments, Inc. (MTI Instruments) and $.889 million in funded research and development revenues generated by the Company's subsidiary, MTI Micro.  This compares with net income of $8.414 million, or $0.24 per diluted share, on revenues of $2.686 million - $2.159 million generated by MTI Instruments and $.527 million generated by MTI Micro - for the same period of 2002.  The decrease in revenue relates to a $.916 million decrease in product revenues primarily related to aviation sales partially offset by a $.362 million increase in funded research and development revenues related to private company development contracts for the development and delivery of prototypes, and increased revenue from government contract work.

Fourth Quarter 2003 results also reflect increased investment in the development of micro fuel cells in both research and product development and business development.

Results for the fourth quarter of 2002 included a $.373 million net loss on the sale of securities available for sale, a $.807 million net gain on the sale of holdings, an $8.006 million gain on the share exchange transaction with First Albany Companies Inc. (FAC) and a $2.223 million after-tax gain related to the Company's final equity accounting for its proportionate share of losses from holdings in Plug Power Inc. (Plug Power).

For the quarter ended December 31, 2003, cash used in operations was $.824 million and cash used for capital expenditures was $.227 million.

Annual Financial Results

For the year ended December 31, 2003, the Company reported a net loss of $.559 million or $(0.02) per diluted share, on revenues of $7.858 million.  Revenue included $5.547 million in product revenues generated by MTI Instruments - primarily from increased sales to aviation customers under two air force contracts - and $2.311 million in funded research and development revenues generated by MTI Micro. This compares with a net loss of $6.961 million, or $(0.20) per diluted share, on revenues of $6.935 million - $5.362 million generated by MTI Instruments and $1.573 million generated by MTI Micro for the same period of 2002.  The increase in revenue relates to a $.738 million increase in funded research and development revenues primarily from private company development revenue related to the development and delivery of prototypes, revenue from government contracts, and a new $.200 million NYSERDA contract.  Product revenue increased by $.185 million from the prior year, primarily related to aviation sales.

Research and product development expenses for 2003 increased to $8.348 million as compared to $6.615 million for 2002.  The increase is due to increased staffing, the addition of private company development contracts and increased development costs at MTI Micro as it prepares to launch its first product near the end of 2004, and MTI Instrument's continuing work on product development efforts including complementary PBS aviation products.

SG&A expenses for 2003 increased to $5.837 million, compared to $4.951 million for 2002. This increase is primarily the result of increased staffing levels required to support business development as MTI Micro prepares to launch its first product near the end of 2004.  Costs also reflect increases for patent filings, business transactions, insurance and commissions.

Annual 2003 results also included a $7.483 million net gain on the sale of securities available for sale compared to a $.444 million loss for the comparable 2002 period.  During 2003, the Company sold 2,000,000 shares of Plug Power common stock and 773,600 shares of SatCon Technology Corp. (SatCon) common stock, with proceeds totaling $11.654 million.  During 2002, the Company sold 35,000 shares of Plug Power common stock, 313,900 shares of SatCon common stock and 4,410,797 shares of Beacon Power Corporation common stock, with proceeds totaling $.865 million. The 2002 results also included an $8.006 million gain on the share exchange transaction with FAC, a $6.671 million after-tax loss from the Company's proportionate share of losses from holdings in Plug Power and SatCon, and a $6.369 million net gain on the sale of holdings resulting from the sale of 1,165,000 shares of Plug Power common stock and 212,500 shares of SatCon common stock, with proceeds totaling $9.969 million.

Annual results for 2003 also included a $.418 million loss on compared to a loss of $8.127 million in 2002.  During 2003, the Company sold all securities which have been subject to impairments in the past.

 For the year ended December 31, 2003, cash used in operations was $7.652 million and cash used for capital expenditures was $1.070 million.

See the attached financial highlights for the Company's fourth quarter and year ended December 31, 2003 and 2002.

About MTI

MTI (NASDAQ:MKTY) is primarily engaged in the development of direct methanol micro fuel cells through its subsidiary MTI MicroFuel Cells Inc., and in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. MTI also co-founded and retains an interest in Plug Power Inc. For more information, please visit our website at www.mechtech.com.

(Financial Table Attached)

 # # #

Statements in this press release which are not historical fact including statements regarding management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding MTI's ability to fund MTI Micro through commercialization, MTI Micro's ability to meet its milestones on time, if at all, and future prospects, markets, and market acceptance of MTI Micro products.  It is important to note that the Company's actual results may differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, among others, risks related to financing, uncertainties in development, manufacturing, competition and consumer demand for DMFCs, and the risk factors listed from time to time in the Company's SEC reports including but not limited to, our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

Financial Highlights

Balance Sheet Data:

(Dollars in Thousands)

December 31,

2003

2002

Assets

Current Assets:

  Cash and cash equivalents

$12,380

$ 7,320

  Securities available for sale

44,031

37,332

  Accounts receivable, less allowances of $0 in 2003 and 2002

962

1,445

  Inventories

1,300

1,378

  Prepaid expenses and other current assets

   514

   668

    Total Current Assets

59,187

48,143

Derivative assets

-

6

Property, plant and equipment, net

1,999

1,558

Deferred income taxes

4,652

2,677

Notes receivable - noncurrent, less allowance of $660

  in 2003 and 2002

     -

     -

    Total Assets

$65,838

$52,384

Liabilities and Shareholders' Equity

Current Liabilities:

  Accounts payable

$    692

$    761

  Accrued liabilities

1,528

1,543

  Accrued liabilities - related parties

48

190

  Income taxes payable

12

92

  Deferred income taxes

 14,481

  8,876

    Total Current Liabilities

16,761

11,462

  Long-Term Liabilities

     24

       24

    Total Liabilities

 16,785

 11,486

Commitments and Contingencies

Minority interests

    787

      150

Shareholders' Equity

 48,266

   40,748

    Total Liabilities and Shareholders' Equity

$ 65,838

$ 52,384

Statements of Operation Data:
(Dollars in Thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
	(Unaudited)		(Audited)
Product revenue	$ 1,243	$ 2,159	$ 5,547	$ 5,362
Funded research and development revenue	889	527	2,311	1,573
Total revenue	2,132	2,686	7,858	6,935
Operating costs and expenses:
Cost of product revenue	514	725	2,382	2,428
Research and product development expenses:
Funded research and product development	1,261	782	3,763	2,560
Unfunded research and product development	1,037	842	4,585	4,055
Total research and product development expenses	2,298	1,624	8,348	6,615
Selling, general and administrative expenses	1,315	1,054	5,837	4,951
Operating loss	(1,995)	(717)	(8,709)	(7,059)
Interest expense	-	(10)	(7)	(46)
Loss on derivatives	(2)	(5)	(6)	(188)
(Loss) gain on sale of securities available for sale, net	-	(373)	7,483	(444)
Gain on sale of holdings, net	-	807	-	6,369
Gain on exchange of securities	-	8,006	-	8,006
Impairment losses	-	-	(418)	(8,127)
Other income (expense), net	77	(64)	(74)	(80)
(Loss) income from continuing operations before income taxes, equity in holdings' losses and minority interests	(1,920)	7,644	(1,731)	(1,569)
Income tax benefit (expense)	743	(1,388)	669	636
Equity in holdings' losses, net of tax	-	2,223	-	(6,671)
Minority interests in losses of consolidated subsidiary	144	89	490	418
(Loss) income from continuing operations	(1,033)	8,568	(572)	(7,186)
(Loss) income from discontinued operations, net of tax	-	(154)	13	225
Net (loss) income	$(1,033)	$8,414	$(559)	$(6,961)

(Loss) earnings per share (Basic and Diluted):

(Loss) income from continuing operations	$ (0.04)	$ 0.24	$ (0.02)	$ (0.21)
Income from discontinued operations	-	-	-	0.01
(Loss) earnings per share	$ (0.04)	$ 0.24	$ (0.02)	$ (0.20)

Statements of Cash Flows Data:
(Dollars in Thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
	(Unaudited)		(Audited)
Net cash (used)/provided by operating activities	$ (824)	$ 656	$ (7,652)	$ (6,249)
Purchases of property, plant and equipment	(227)	(142)	(1,070)	(527)
Net cash (used)/provided by investing activities	(227)	2,946	10,584	10,346
Net cash provided/(used) by financing activities	1,107	(934)	2,128	(904)
Increase in cash and cash equivalents	56	2,668	5,060	3,193
Cash and cash equivalents - beginning of period	12,324	4,652	7,320	4,127
Cash and cash equivalents - end of period	12,380	7,320	12,380	7,320

	As of
Other Information:	Dec. 31, 2003	Dec. 31, 2002

Shares held:

Plug Power Inc.	6,073,227	8,073,227
SatCon Technology Corporation	-	773,600